UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2024

Ascent Industries Co.
(Exact name of registrant as specified in its charter)

Delaware		0-19687		57-0426694
(State or other jurisdiction of incorporation or organization)		(Commission File Number)		(I.R.S. Employer Identification No.)

1400 16th Street,	Suite 270,
Oak Brook,	Illinois			60523
(Address of principal executive offices)				(Zip Code)
		(630)	884-9181
(Registrant's telephone number, including area code)

Inapplicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $1.00 per share	ACNT	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b), (c) & (d) Chief Executive Officer; Chief Financial Officer; Director

On February 10, 2024, Ascent Industries Co (“Ascent” or the “Company”) appointed Ascent Chemicals’ President J. Bryan Kitchen as Ascent’s CEO and Ascent Chemicals’ Vice President of Financial Planning and Analysis Ryan Kavalauskas as Ascent’s CFO. Mr. Kitchen, 49 succeeds President and CEO Chris Hutter, who will remain on the Company’s board of directors. Mr. Kavalauskas, 40 succeeds William “Bill” Steckel, who resigned from the Company on February 9, 2024 to pursue other opportunities.

Mr. Kitchen joined the Company in September 2023, as President of Ascent’s Chemicals division and has nearly two decades of senior leadership experience in the chemicals industry. Prior to joining Ascent, Mr. Kitchen most recently served as President and CEO of Clearon Corp., from May 2018 until September 2022. In his extensive career, Mr. Kitchen also served as North American President of XFINGA USA Corporation (January 2017 – May 2018) and Vice President, Business Operations for Advancion Corporation (f/k/a Angus Chemical Corporation) (July 2014 – August 2016).

Mr. Kitchen will receive an annual base salary of $500,000. Starting with the year ending December 31, 2024, Mr. Kitchen will be eligible for an annual cash bonus with a target of 100% of annual base salary (pro-rated for 2024) and long-term incentive compensation in the form of equity awards, both subject to the terms of the Company’s incentive and equity stock plans. The Company will make a one-time restricted stock grant to Mr. Kitchen with a fair market value of $250,000 as of the date of grant, with one-half of such grant to vest on an annual basis pro rata over the three years following the grant date and the remainder of such grant to vest based on the Company’s common stock achieving certain specified prices per share.

On February 14, 2024, the Board of Directors of the Company (the “Board”), upon the recommendation of the Corporate Governance Committee of the Board, approved a resolution increasing the size of the Board from five to six directors. Concurrently, the Board, upon the recommendation of the Corporate Governance Committee of the Board, unanimously approved the appointment of Mr. Kitchen as a director of the Company, to serve from February 14, 2024, until the next Annual Meeting of Stockholders or until his successor is duly elected and qualified or until his earlier death, resignation or removal. It is not currently anticipated that Mr. Kitchen will serve on any committees of the Board.

Mr. Kitchen will not receive any separate fees or compensation for his services as a director of the Company. We also intend to enter into our standard form of indemnification agreement with Mr. Kitchen, which will obligate us to indemnify him to the fullest extent permitted by Delaware law.

Mr. Kavalauskas joined the Company in February 2024, as vice president of financial planning and analysis for Ascent Chemicals. Prior to joining Ascent, Mr. Kavalauskas most recently served as CFO of Clearon Corp., from December 2018 until November 2022. In his extensive career, Mr. Kavalauskas also served as Assistant Treasurer and FP&A for Advancion Corporation (f/k/a Angus Chemical Corporation) (December 2015 – December 2018).

Mr. Kavalauskas will receive an annual base salary of $350,000. Starting with the year ending December 31, 2024, Mr. Kavalauskas will be eligible for an annual cash bonus with a target of 50% of annual base salary (pro-rated for 2024) and long-term incentive compensation in the form of equity awards, both subject to the terms of the Company’s incentive and equity stock plans. The Company will make a one-time restricted stock grant to Mr. Kavalauskas with a fair market value of $150,000 as of the date of grant, with one-half of such grant to vest on an annual basis pro rata over the three years following the grant date and the remainder of such grant to vest based on the Company’s common stock achieving certain specified prices per share.

The Company confirms that (1) there is no family relationship between Mr. Kitchen nor Mr. Kavalauskas and any director or executive officer of the Company, (2) there was no arrangement or understanding between Mr. Kitchen nor Mr. Kavalauskas and any other person pursuant to which each was elected to his position with the Company, and (3) there is no transaction between Mr. Kitchen nor Mr. Kavalauskas and the Company that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing compensation terms and certain other terms of employment are set forth in an Offer of Employment to each of Mr. Kitchen and Mr. Kavalauskas dated as of February 10, 2024, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

A press release announcing Mr. Kitchen’s and Mr. Kavalauskas’ appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Offer Letter from the Company to J. Bryan Kitchen dated February 10, 2024
10.2	Offer Letter from the Company to Ryan Kavalauskas dated February 10, 2024
99.1	Press Release dated February 14, 2024

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

ASCENT INDUSTRIES CO.

Dated: February 15, 2024	By: /s/ J. Bryan Kitchen
J. Bryan Kitchen
President and Chief Executive Officer